Exhibit 10.1

US-DOCS\138339073.5 HARMONY BIOSCIENCES HOLDINGS, INC. January 23, 2023 Jeffrey M. Dayno, M.D. jdayno@harmonybiosciences.com Re: Interim President and Chief Executive Officer Role Dear Mr. Dayno: As you know, on January 6, 2023, the Board of Directors (the “Board”) of Harmony Biosciences Holdings, Inc. (the “Company”) appointed you as Interim President and Chief Executive Officer of the Company (the “Appointment”). Your Appointment was effective as of January 6, 2023 and shall remain effective until such time as the Board appoints a permanent Chief Executive Officer or you otherwise cease to be the Interim President and Chief Executive Officer of the Company, whichever is earlier (such period, the “Appointment Period”). You are receiving this letter (this “Letter”) because, in connection with the Appointment and in consideration of your services to the Company, the Board has agreed to amend that certain offer letter between you and the Company, dated as of October 10, 2017 (the “Offer Letter”), as follows: 1. Position and Title. Notwithstanding anything to the contrary contained in the Offer Letter, during the Appointment Period, you shall serve as Interim President and Chief Executive Officer of the Company through and until the last day of the Appointment Period, or as otherwise determined by the Board in its sole discretion. For the avoidance of doubt, during the Appointment Period, you shall continue to hold your position as Chief Medical Officer of the Company. 2. Compensation. a. Base Salary and Target Annual Bonus. Notwithstanding anything to the contrary contained in the Offer Letter, as compensation for your services as Interim President and Chief Executive Officer of the Company, (i) you shall receive an annual base salary of $530,000 per year, payable in accordance with the Company’s customary payroll practices and (ii) your target annual bonus shall be 75% of your annual base salary (with the actual amount of your annual bonus, if any, to be determined pursuant to the Company’s applicable annual bonus program). The foregoing changes to your annual base salary and target bonus opportunities are effective as of January 6, 2023 and shall be pro-rated for any partial year of service (including, for clarity, fiscal year 2023). b. Transition Bonus. In connection with your appointment as Interim President and Chief Executive Officer of the Company, you shall be paid a one-time cash bonus of $300,000. This bonus shall be paid upon the earlier of (i) June 30, 2024 or (ii) the closing of a change in control event for Harmony, so long as, in either case, you remain an employee of the Company on the applicable payment date. c. Restoration. Notwithstanding the foregoing and except as otherwise determined by the Board (or a subcommittee thereof) in its sole discretion, effective as of the date immediately following the last day of the Appointment Period, this Letter shall be null and void ab initio and you shall again serve as Executive Vice President, Chief Medical Officer of the Company as applied immediately prior to the Appointment Period. Following the last day of the Appointment Period, your annual base

US-DOCS\138339073.5 salary shall continue to be $530,000 per year and your target annual bonus shall continue to be 75% of your annual base salary. 3. Certain Acknowledgements. By executing this Agreement, notwithstanding anything to the contrary contained herein or in the Offer Letter, you hereby acknowledge and agree that none of the following will (i) constitute a breach of the Offer Letter or this Letter or (ii) provide you with “Good Reason” to terminate your employment with the Company or constitute a termination of your employment by the Company without “Cause”, in any case, for purposes of the Offer Letter, this Letter or any other arrangement between you and the Company or its subsidiaries or affiliates (including, without limitation, the Harmony Biosciences, LLC Separation Plan): (a) the Appointment, (b) the hiring and/or appointment of a new Chief Executive Officer of the Company (and any actions taken by the Company in connection with such hiring/appointment), or (c) your future restoration from Interim President and Chief Executive Officer of the Company to Executive Vice President, Chief Medical Officer of the Company (and related changes to your compensation in connection therewith, if any). 4. No Other Modifications. The Offer Letter will be deemed amended to the extent necessary to reflect Sections 1 through 3 above. 5. Miscellaneous. Nothing contained in this Letter will (i) confer upon you any right to continue in employment with the Company or its subsidiaries or affiliates; (ii) constitute a contract of employment; or (iii) interfere with the right of the Company (or its subsidiaries or affiliates) to terminate your employment at any time, for any reason or no reason, with or without cause. This Letter, together with the Offer Letter, sets forth the final and entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by the Company and you, with respect to the subject matter hereof. All payments under this Letter will be subject to any required withholding of federal, state and local taxes pursuant to any applicable law or regulation and the Company and its affiliates are entitled to withholding any and all such taxes from amounts payable under this Letter. By signing this Agreement, you hereby consent to the foregoing. Please acknowledge your acceptance of this Agreement by signing below. Sincerely, Harmony Biosciences Holdings, Inc. /s/ Christian Ulrich Name: Christian Ulrich Title: SVP & General Counsel Acknowledged and Agreed: /s/ Jeffrey M. Dayno _ Name: Jeffrey M. Dayno, M.D.